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                                                                    EXHIBIT 99.2

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

       This FIRST AMENDMENT to that certain Rights Agreement (the "Rights Agreement"), dated May 16, 1997 between EIS International, Inc. (the "Company") and BankBoston, N.A., as Rights Agent (the "Rights Agent") is made as of December 17, 1999. Terms not defined herein shall have the meanings ascribed to them in the Rights Agreement.

       WHEREAS, the Board of Directors of the Company (the "Board") at a meeting duly called and held on December 16, 1999, approved an Agreement and Plan of Merger (the "Merger Agreement"), dated as of December 17, 1999, by and among SER Systeme AG (the "Parent"), SERSys Acquisition Corporation (the "Sub") and the Company and the transactions contemplated therein, including the Offer and the Merger (as such terms are defined in the Merger Agreement); and

       WHEREAS, at such meeting on December 16, 1999, the Board resolved that the officers of the Company may take any other appropriate action to render the Rights Agreement inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and Merger, and authorized any officer of the Company to notify the Rights Agent of such amendment and to take such other actions as may be necessary (including amending the Rights Agreement or redeeming the Rights) to assure that no "Stock Acquisition Date" or "Section 11(a)(ii) Trigger Date," as defined in the Rights Agreement, shall occur as a result of the Merger Agreement, the Offer or the Merger; and

       WHEREAS, Section 27 of the Rights Agreement provides that the Company may, in its sole discretion, and the Rights Agent shall, if the Company so directs, amend any provision of the Rights Agreement without the approval of the holders of the Rights, subject to certain limitations described in such Section which are not applicable to this First Amendment; and

       WHEREAS, Section 27 provides that the Rights Agent shall execute an amendment to the Rights Agreement upon its receipt of a certificate from an appropriate officer of the Company that the amendment complies with the terms of
Section 27.

       NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth and set forth in the Rights Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereby agree that the Rights Agreement shall be amended as follows:

       1. Stock Acquisition Date. A "Stock Acquisition Date" shall not occur as a result of Parent's or Sub's acquisition of shares of the Company's Common Stock in the Offer or the Merger, pursuant to the terms of the Merger Agreement.

       2. Section 11(a)(ii) Trigger Date. In no event shall the Parent's or Sub's acquisition of the Company's Common Stock in the Offer or the Merger, pursuant to the terms of the Merger Agreement, be deemed to constitute a "Section 11(a)(ii) Trigger Date" as such term is used in the Rights Agreement.


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       The undersigned officer of the Company certifies that this First
Amendment complies with the terms of Section 27 of the Rights Agreement.

       IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the 17th of December, 1999.

                                  EIS INTERNATIONAL, INC.

                                  By:
                                     -------------------------------------------
                                  Name:  James E. McGowan
                                  Title: President and Chief Executive Officer

                                  BANKBOSTON, N.A.

                                  By:
                                     -------------------------------------------
                                  Name:
                                  Title: